UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 19, 2013 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
900 Chesapeake Dr., Second Floor, Redwood City, CA 94063 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2013, Support.com, Inc. (“the Company”) entered into an agreement (the “Purchase Agreement”) with Joshua Pickus, the Company’s President and Chief Executive Officer, pursuant to which Mr. Pickus sold directly to the Company on that day an aggregate 1,000,000 shares of its common stock (the “Shares”) acquired by him in a same-day exercise of fully vested options which were due to expire at the end of their seven-year term on April 6, 2013.  February 19, 2013 marks the opening of the last trading window under the Company’s policies prior to the expiration of the option grants underlying the Shares.  Under the Purchase Agreement the purchase price per share was established as an amount equal to the lesser of (a) the closing price of the Company’s common stock in regular trading hours on the day of the sale as reported by Nasdaq Global Select Market less five percent (5%), or (b) the thirty-day simple moving average price of the Company’s common stock on the day of the sale.  This formula produced a purchase price per share of $4.114, less the aggregate strike price due on exercise of the options underlying the Shares of $2.32 per share, which then resulted in a net cash outlay by the Company to acquire the Shares of $1,794,000 (or $1.794 per share).  The Purchase Agreement was approved by the independent members of the Company’s Board of Directors, and Mr. Pickus was not present during, and did not take part in, the Board’s deliberations regarding the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2013

SUPPORT.COM, INC.

By:	/s/ Shelly Schaffer
Name:	Shelly Schaffer
Title:	Executive Vice President and Chief Financial Officer